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                      [LETTERHEAD OF PRICEWATERHOUSECOOPERS]


May 15, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Commissioners:

We have read the statements made by Old Dominion Electric Cooperative, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 12, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


PricewaterhouseCoopers LLP